EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Dave Stedman
Interim CEO
LION, Inc.
800-546-6463

LION Announces Third Quarter 2007 Financial Results

Gig Harbor, WA - November 14, 2007 - LION, Inc. (OTC Bulletin Board: LINN), a provider of advanced business solutions that streamline the mortgage loan fulfillment process, today reported total revenue from continuing operations of $1.0 million for the third quarter ended September 30, 2007, down 28% compared to $1.4 million for third quarter 2006.  Revenue from continuing operations for the nine months ended September 30, 2007 totaled $3.5 million, a decrease of 18% from $4.3 million for the same period in the previous year.

The Company recorded a net loss from continuing operations for third quarter 2007 of $1.3 million or $.03 per share, inclusive of a goodwill impairment charge of $274,000, compared to a loss of $1.1 million or $.03 per share for the same quarter in the prior year. The net loss from continuing operations for the nine months ended September 30, 2007 was $4.0 million or $.10 per share compared to a loss of $3.8 million or $.10 per share for the same period in the prior year.

Discontinued operations are a result of the sale of our Mortgage 101 website and certain assets to Internet Brands, Inc. on September 28, 2007 and the signing of an agreement to sell the assets of our Capital Markets group comprised of certain assets within TRMS and LION’s Pipeline Tools software and related intellectual property to Compass Analytics, LLC on October 11, 2007, both of which have been previously reported.

The Company recorded income from discontinued operations for third quarter 2007 of $3.8 million or $.10 per share, inclusive of a gain on the sale of Mortgage 101 totaling $4.8 million offset by an impairment loss on TRMS totaling $1.4 million, compared to income from discontinued operations of $925,000 or $.02 per share for the same quarter in the prior year.  Income from discontinued operations for the nine months ended September 30, 2007 was $4.9 million or $.12 per share, inclusive of the gain on the sale of Mortgage 101 offset by the impairment loss on TRMS, compared to income from discontinued operations of $2.9 million or $.08 per share for the same period in the prior year.

The Company recorded net income for third quarter 2007 of $2.5 million or $.07 per share compared to a net loss of $215,000 or $.01 per share for the same quarter in the prior year.  Net income for the nine months ended September 30, 2007 was $884,000 or $.02 per share compared to a net loss of $936,000 or $.02 per share for the same period in the prior year.

At September 30, 2007, we had approximately $6.6 million in cash, cash equivalents, and short-term investments and $5.5 million of working capital.  On October 13, 2007, we paid in full certain promissory notes totaling $972,000 plus interest.

“Despite adverse conditions in the mortgage industry, we completed two transactions in the third quarter that strengthen our financial footing and preserve shareholder value,” stated David Stedman, CEO of LION, Inc.  On September 28, 2007, we entered into an agreement with Internet Brands, Inc. for the sale of our Mortgage 101 website property and certain associated assets for a total of $5,000,000 and an additional payment of up to $350,000 at closing (subject to subsequent adjustment). As a part of the agreement we agreed to provide additional services to transition the website, technology platform, databases and software to Internet Brands scheduled to be completed at or before December 31, 2007.

On October 11, 2007, we entered into an agreement with Compass Analytics, LLC to acquire the assets of TRMS, our capital markets product group and Pipeline Tools software and related intellectual property. Compass will pay LION $1.2 million to $1.3 million at closing, (based on the value at closing of client revenues), and up to $500,000 six months later (based on the value of client revenues at that specific time).  The transaction is expected to close fourth quarter 2007.

“Going forward, we will focus on improving the operating performance of our remaining business segment, the Loans product group,” Dave Stedman continued. “The Loans product group offers the Precision family of products, anchored by Precision LPX, a suite of products consisting of a loan pricing engine, a database of industry leading lenders’ loan programs and pricing information, web enabled tools and other transactional services designed to enable large lenders to originate, price, and lock loans.   Precision Access, released in March, repackages LPX technology for small and medium sized lenders, including community banks and mortgage companies.  Precision LION Broker offers mortgage brokers LPX technology plus tools and content that help brokers run and build their businesses.  The Loans product group also designs, develops and hosts retail websites for mortgage lenders, origination companies, and individual mortgage brokers.  Combined with the Precision LPX technology platform, retail website customers can capture leads online, perform product eligibility, product pricing and locking all within a unified product offering.

“Our performance has been impacted by an elongation of the sales cycles and increases in cancellations due to continued pressure on our lender and broker customers,” stated Stedman. “We experienced a significant drop in revenue in the middle of the third quarter as more of our lender and broker customers were forced out of business or forced to reduce or eliminate their marketing and technology spending.  However, we were encouraged to see the market begin to stabilize in late September and are hopeful that the introduction of our new website and broker products combined with a focused sales and marketing effort, will result in improved performance.”

“As a result of our cost cutting strategies, expenses for continuing operations for third quarter 2007 have decreased by over 9 % compared to second quarter 2007.  These strategies included a reduction of our workforce, consolidation of our Seattle and Denver operations into our Gig Harbor operations, and further reductions in discretionary spending, occupancy costs and marketing. Although we are benefiting from our cost cuts, the full effect of these measures won’t be evident until our fourth quarter.”

About LION Inc.

LION, Inc. provides software and services that enable mortgage loan brokers and lenders to increase their productivity in originating single family residential mortgage loans.  The Company’s flagship product, Precision LPX is a suite of products consisting of a loan pricing engine, a database of industry leading lenders’ loan programs and pricing information, web enabled tools and other transactional services designed to enable large lenders to originate, price, and lock loans.  LION’s Precision Access and Precision Lion Broker product suites, which are based on the Precision LPX technology platform, are aimed at medium-sized lenders and individual brokers, respectively.  Precision Lion Broker gives subscribing brokers access to LION’s well known, proprietary business-to business Internet portal, LION Broker (formerly known as LION Pro).  LION also designs, develops and hosts retail websites for mortgage lenders, origination companies, and individual mortgage brokers.

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This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release.)  Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: interest rate changes; the effects of continuing instability in the mortgage industry; our history of operating losses; uncertain cash flows due to our discontinued operations; our limited capital resources; housing and consumer trends affecting home purchases; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors.  Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of November 14, 2007, and LION undertakes no duty to update this information.  More information about theses and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the Securities and Exchange Commission.  Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.

LION, Inc. and Subsidiary
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Revenues	$1,014	$1,399	$3,543	$4,347

Expenses
Direct costs	697	874	2,432	2,622
Selling and marketing	232	369	809	1,058
General and administrative	688	823	2,685	2,931
Research and development	331	394	1,098	1,266
Depreciation and amortization	105	107	301	342
Goodwill impairment	274	-	274	-
Total operating expenses	2,327	2,567	7,599	8,219
Operating loss	(1,313)	(1,168)	(4,056)	(3,872)

Other income - net	15	28	42	68
Loss from continuing operations before tax	(1,298)	(1,140)	(4,014)	(3,804)
Income tax expense	-	-	(1)	-
Net loss from continuing operations	(1,298)	(1,140)	(4,015)	(3,804)

Income from discontinued operations before tax	3,890	928	4,961	2,877
Income tax provision	(56)	(3)	(62)	(9)
Income from discontinued operations	3,834	925	4,899	2,868
Net income (loss)	$2,536	$(215)	$884	$(936)

Basic net income (loss) per share:
Loss from continuing operations	$(.03)	$(.03)	$(.10)	$(.10)
Income from discontinued operations	.10	.02	.12	.08
Net income (loss)	$.07	$(.01)	$.02	$(.02)
Weighted average number of shares	38,616	38,505	38,616	38,479

Diluted net income (loss) per share:
Loss from continuing operations	$(.03)	$(.03)	$(.10)	$(.10)
Income from discontinued operations	.10	.02	.12	.08
Net income (loss)	$.07	$(.01)	$.02	$(.02)
Weighted average number of shares	38,644	38,505	38,661	38,479

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LION, Inc. and Subsidiary
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

ASSETS

	September 30,
	2007	December 31,
	(Unaudited)	2006

CURRENT ASSETS
Cash and cash equivalents	$5,661	$2,587
Short-term investments	900	900
Accounts receivable - net	695	1,101
Prepaid expenses and other	310	530
Assets held for sale	977	2,373

Total current assets	8,543	7,491

PROPERTY AND EQUIPMENT, net	933	498

OTHER ASSETS
Goodwill – net	-	274
Other assets	224	224

	$9,700	$8,487

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$483	$162
Accrued salaries and benefits	424	708
Accrued liabilities	442	267
Current maturities of long-term obligations	977	977
Deferred revenue	709	631

Total current liabilities	3,035	2,745

LONG-TERM OBLIGATIONS, less current maturities	5	8

STOCKHOLDERS’ EQUITY	6,660	5,734

	$9,700	$8,487

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LION, Inc. and Subsidiary
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine months ended
	September 30,
	2007	2006

Net income (loss)	$884	$(936)
Non-cash items	(2,711)	439
Changes in working capital	801	458
Net cash used in operating activities	(1,026)	(39)

Proceeds from sale of Mortgage 101	4,818	-
Other	(718)	(196)
Net cash provided by (used in) investing activities	4,100	(196)

Payments on long-term obligations	(3)	(24)
Proceeds from issuance of common stock and exercise of stock options	3	6
Net cash used in financing activities	-	(18)

Net increase (decrease) in cash and cash equivalents	3,074	(253)
Cash and cash equivalents at beginning of period	2,587	3,371
Cash and cash equivalents at end of period	$5,661	$3,118